SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  AMRESCO, INC.
                                ----------------
                (Name of Registrant as Specified in Its Charter)

                                 ---------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

2)    Form, Schedule or Registration Statement No.:

3)    Filing Party:

4)    Date Filed:



                                  AMRESCO, INC.
                          1845 WOODALL RODGERS FREEWAY
                               DALLAS, TEXAS 75201
                                   -----------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 29, 1996
                                   -----------

TO THE STOCKHOLDERS OF AMRESCO, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AMRESCO, INC. (the "Company") will be held at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, on Wednesday, May 29, 1996, at 10:00 a.m., Central Time, for the following purposes:

     1.   To elect three (3) directors for a three-year term; and

     2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 10, 1996 will be entitled to notice of and to vote at the Annual Meeting.

     A proxy card is enclosed in the pocket on the front of the envelope in which these materials were mailed to you. Please fill in, date and sign the proxy card and return it promptly in the enclosed postage-paid return envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

     A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 1995 is enclosed.

                                      By Order of the Board of Directors

                                      L. Keith Blackwell
                                      Vice President, General Counsel and
                                      Secretary

Dallas, Texas
April 22, 1996

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR VOTE MAY BE RECORDED AT THE ANNUAL MEETING IF YOU DO NOT ATTEND PERSONALLY.





                                  AMRESCO, INC.
                                 PROXY STATEMENT
                                   -----------


                                  INTRODUCTION

     This Proxy Statement is furnished to stockholders of AMRESCO, INC., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Time, on May 29, 1996, at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas (the "Annual Meeting"), and at any adjournment thereof. The Annual Meeting is being held for the following purposes:

     (1) To elect three (3) directors for a three-year term; and

     (2) To transact such other business as may properly come before the meeting.

     The date of this Proxy Statement is April 22, 1996. This Proxy Statement is first being mailed to the Company's stockholders on or about such date.

     The Company's principal offices are located at 1845 Woodall Rodgers Freeway, Dallas, Texas 75201. Its telephone number is (214) 953-7700.



VOTING AT THE MEETING

     Only holders of record of the Company's common stock, par value $.05 per share (the "Common Stock"), outstanding at the close of business on April 10, 1996 (the "record date") are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. As of the close of business on the record date, 26,840,082 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. Unless otherwise indicated, all references herein to percentages of outstanding shares of Common Stock are based on 26,840,082 shares outstanding. Each share of Common Stock is entitled to one (1) vote.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum is present. The affirmative vote of a plurality of the holders of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for director listed herein. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting will be required to approve any other proposals that properly come before the Annual Meeting. Abstentions and broker non-votes will have no effect (other than for quorum purposes) on the election of the nominees for director or the approval of any other proposals. An automated system administered by the Company's transfer agent will tabulate the votes cast.

     All shares of Common Stock represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the direction on the proxies. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED HEREIN. The Company does not know of any matters, other than those described in the Notice of Annual Meeting, which will come before the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Certain stockholders of the Company (Gerald E. Eickhoff, James P. Cotton, Jr., CGW Southeast Partners I, L.P. ("CGW I") and CGW Southeast Partners II, L.P. ("CGW II," and collectively with CGW I, "CGW")) are parties to a voting agreement pursuant to which they have agreed to vote in favor of the nominees for director named in this proxy statement. See OWNERSHIP OF SECURITIES. As of the record date, such stockholders collectively held approximately 27.2% of the Common Stock outstanding.



                                       1



     A stockholder of the Company who executes and returns a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by either executing a later dated proxy relating to the same shares and by delivering it to the Secretary of the Company prior to the vote at the Annual Meeting, by giving written notice of the revocation to the Secretary of the Company prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates. All written notices of revocation and other communications relating to the revocation of proxies should be addressed as follows: AMRESCO, INC., 1845 Woodall Rodgers Freeway, Dallas, Texas 75201, Attention: Secretary.


PROXY SOLICITATION EXPENSES

     The Company will bear the cost of soliciting its proxies, including the expenses of distributing its proxy materials. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegram by directors, officers, employees and agents of the Company who will receive no additional compensation for doing so. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of the Common Stock held by them as stockholders of record.



                             OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the Common Stock owned on the record date by: (i) each person who is known by management to be the beneficial owner of more than 5% of the Common Stock as of such date;
(ii) each of the Company's directors; (iii) the individuals named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

     Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Total Shares Owned column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all options held by him, her or it, which were exercisable within sixty (60) days.


                                               AMOUNT AND NATURE   PERCENT OF
                                                 OF BENEFICIAL    TOTAL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP          OWNED
- ---------------------------------                ----------         ------

 CGW Southeast Partners I, L.P. (1)(2)             4,370,248          17.0%
    12 Piedmont Center, Suite 210
    Atlanta, Georgia 30305
 CGW Southeast Partners II, L.P. (1)(2)            2,415,918           9.4
    12 Piedmont Center, Suite 210
    Atlanta, Georgia 30305
 James P. Cotton, Jr. (1)                            482,636(3)        1.8
    Two Concourse Parkway, Suite 650
    Atlanta, Georgia 30328
 Gerald E. Eickhoff (1)                               28,000            *
    125 Clairmont Road, Suite 500
    Decatur, Georgia 30030
 Robert L. Adair III                                 389,457(4)        1.4
 Richard L. Cravey                                          (2)         *
 William S. Green                                           (2)         *
 Amy J. Jorgensen                                      2,000            *
 Robert H. Lutz, Jr.                                 257,567(5)         *
 John J. McDonough                                     5,000            *



                                       2



                                              AMOUNT AND NATURE   PERCENT OF
                                                OF BENEFICIAL    TOTAL SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP          OWNED
- ---------------------------------               ----------         ------

 Bruce W. Schnitzer                                143,000(6)          *
 Barry L. Edwards                                   88,536(7)          *
 Michael N. Maberry                                122,000(8)          *
 Douglas R. Urquhart                               214,218(9)          *
 All executive officers and directors
  as a group (a total of 17 persons)             8,862,531(10)        31.8%

- -----------
*  Less than 1%

(1) CGW and Messrs. Eickhoff and Cotton entered into a Voting Agreement dated December 30, 1993 pursuant to which each of them agreed to vote for the nominees for directors designated by CGW and by Messrs. Eickhoff and Cotton, respectively. As a result of such agreement, each may be deemed to beneficially own all of the 7,296,802 shares subject to such agreement. The figures in the table reflect direct ownership of shares only.

(2) Each of Messrs. Cravey and Green, as well as Edwin A. Wahlen, Jr., may also be deemed to beneficially own the 4,370,248 shares and 2,415,918 shares held of record by CGWI and CGWII, respectively, because they are managing directors of the corporate general partner of each such limited partnership and, therefore, share voting and investment power with respect to the shares owned of record by each such limited partnership. In addition, each such limited partnership may be deemed to beneficially own the shares owned by the other as a result of such common control. Each of Messrs. Cravey, Green and Wahlen disclaim beneficial ownership of such shares.

(3)  Includes 156,803 shares held in Mr. Cotton's IRA.

(4) Includes options which were exercisable within sixty (60) days to purchase 280,576 shares and 24,246 restricted shares with respect to which he has voting rights.

(5) Includes options which were exercisable within sixty (60) days to purchase 208,142 shares and 41,383 restricted shares with respect to which he has voting rights.

(6) Includes options which were exercisable within sixty (60) days to purchase 110,000 shares.

(7) Includes options which were exercisable within sixty (60) days to purchase 58,031 shares and 16,566 restricted shares with respect to which he has voting rights.

(8) Includes options which were exercisable within sixty (60) days to purchase 109,600 shares and 10,800 restricted shares with respect to which he has voting rights.

(9) Includes options which were exercisable within sixty (60) days to purchase 128,400 shares and 9,475 restricted shares with respect to which he has voting rights.

(10) Includes options which were exercisable within sixty (60) days to purchase 987,255 shares and 124,500 restricted shares with respect to which they have voting rights.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers and 10% stockholders during the last fiscal year, except that Messrs. Eickhoff and Cotton and CGW filed reports late.



                                       3



                              ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS

     At the Annual Meeting, stockholders will be asked to elect three (3) Class III directors to serve as members of the Company's Board of Directors for terms of three (3) years or until their successors are duly elected and qualified. The Board of Directors recommends that the three (3) nominees named as Class III Directors below (Messrs. Cravey, Eickhoff and Lutz) be elected to serve as Class III directors. Each of the Class III nominees will serve as a director for a three (3) year term ending at the 1999 annual meeting of stockholders, or until his successor has been duly elected and qualified. The persons named in the proxy intend to vote the proxies for the election of the Class III nominees named below. If any nominee refuses or becomes unable to serve as a director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person as may be nominated.

     The following table sets forth certain information, as of March 31, 1996, concerning each nominee for election as a Class III director and each other director. All positions and offices with the Company and principal positions with the Company's subsidiaries held by each such person are also indicated. There are no family relationships between any of the directors, nor between any of them and any executive officers of the Company. For information concerning the directors' ownership of Common Stock, see OWNERSHIP OF SECURITIES.

     The Class I and Class II directors are not being elected at this time. Their terms will expire at the annual meeting of stockholders held in the year indicated below.

                                                                                       YEAR
                    POSITIONS WITH THE COMPANY AND PRINCIPAL OCCUPATION     DIRECTOR   TERM
  NAME (AGE)                  DURING THE PAST FIVE (5) YEARS                 SINCE    EXPIRES
  ----------                  ------------------------------                 -----    -------
                                     CLASS III DIRECTORS
@*Richard L. Cravey     Chairman of the Board and Chief Executive             1993      1996
       (51)             Officer of the Company (December 1993 to
                        May 1994); Chairman of the Board of
                        AMRESCO Holdings, Inc., which was acquired
                        by the Company in December 1993 (1992 to
                        December 1993); Founder and Managing
                        Director of Cravey, Green & Wahlen
                        Incorporated, a private risk capital
                        investment firm (since 1985), its
                        investment management affiliate, CGW
                        Southeast Management Company (since 1991),
                        and its affiliates, CGW Southeast I, Inc.
                        (the general partner of CGW I) and CGW
                        Southeast II, Inc. (the general partner of
                        CGW II) (since 1991); Director of
                        Commercial Bancorp of Georgia (since
                        1988); Director of Commercial Bancorp of
                        Gwinnett (since 1990); Director of Cameron
                        Ashley, Inc., a national distributor of
                        home building products (since 1994).

@*Gerald E. Eickhoff    Private investor (since December 1993);               1993      1996
       (49)             President and Chief Executive Officer of
                        the Company (1986 to December 1993).

*Robert H. Lutz, Jr.    Chairman of the Board and Chief Executive             1993      1996
       (49)             Officer of the Company (since May 1994);
                        President of Allegiance Realty, a real
                        estate management company (November 1991
                        to May 1994); Executive Vice President of
                        Cousins  Properties  (February  1990 to
                        October 1991); Director of Bristol Hotel
                        Company (since 1995).



                                       4



                                                                                       YEAR
                    POSITIONS WITH THE COMPANY AND PRINCIPAL OCCUPATION     DIRECTOR   TERM
  NAME (AGE)                  DURING THE PAST FIVE (5) YEARS                 SINCE    EXPIRES
  ----------                  ------------------------------                 -----    -------
                                      CLASS I DIRECTORS

Robert L. Adair III     President and Chief Operating Officer                 1990      1997
       (52)             (since December 1993) and Executive Vice
                        President (1989 to December 1993) of the
                        Company.

@John J. McDonough      President and Chief Executive Officer of              1993      1997
       (59)             McDonough Capital Company LLC, a company
                        through which Mr. McDonough conducts
                        personal and family investments (since
                        February 1995); Chairman of the Board of
                        SoftNet Systems, Inc., a company that
                        develops, markets, installs and services
                        information and document management systems
                        (since June 1995); Vice Chairman and Chief
                        Executive Officer (1993 to February 1995)
                        of DENTSPLY International, Inc., a
                        manufacturer of dental supplies, dental
                        equipment and medical x-ray products;
                        Chairman of the Board (1992 to 1993),
                        Director (1983 to 1992), Chief Executive
                        Officer (1983 to 1993) and President (1983
                        to 1991) of GENDEX Corporation, a
                        manufacturer of dental equipment and
                        medical x-ray products, which merged with
                        DENTSPLY in June 1993; Director (since
                        1992) of Newell Co., a New York Stock
                        Exchange-listed manufacturer of products
                        for the do-it-yourself hardware and
                        housewares market; Director of AmNet
                        Systems, Inc., a company that develops,
                        markets and installs electronic information
                        and document management for the health care
                        industry (since 1995).

+Bruce W. Schnitzer     Vice Chairman of the Board of the Company             1986      1997
       (51)             (1986 to December 1993); Chairman of Wand
                        Partners Inc., a private investment firm
                        (since 1987); Director of Life Partners
                        Group, Inc. (since 1990); Director of
                        PennCorp Financial Group, Inc. (since
                        1990); Director of Chartwell Re Corporation
                        (since 1992); Director of Nestor, Inc.
                        (since 1994); Director of New London
                        Capital PLC (since 1993).

                               CLASS II DIRECTORS

+*James P. Cotton, Jr.  Chairman of the Board and Chairman of the             1986      1998
       (56)             Executive Committee of USBA Holdings, Ltd.,
                        a provider of products and services to
                        financial institutions (since 1990);
                        Chairman of the Board of the Company (1986
                        to December 1993).

@*William S. Green      Managing Director of Cravey, Green & Wahlen           1993      1998
       (53)             Incorporated, a private risk capital
                        investment firm (since 1985), its
                        investment management affiliate, CGW
                        Southeast Management Company (since 1991)
                        and its affiliates, CGW Southeast I, Inc.
                        (the general partner of CGW I) and CGW
                        Southeast II, Inc. (the general partner of
                        CGW II) (since 1991);



                                        5



                                                                                       YEAR
                    POSITIONS WITH THE COMPANY AND PRINCIPAL OCCUPATION     DIRECTOR   TERM
  NAME (AGE)                  DURING THE PAST FIVE (5) YEARS                 SINCE    EXPIRES
  ----------                  ------------------------------                 -----    -------

                        Director of DENTSPLY International, Inc., a manufacturer of dental supplies, dental equipment and medical x-ray products (since
                        1987); Director of Cameron Ashley, Inc., a national distributor of home building products (since 1994).

+Amy J. Jorgensen       Managing Director of Greenbriar Associates            1994      1998
       (42)             LLC, which provides advice and executes
                        transactions relating to real estate assets
                        and companies (since 1995); President of
                        The Jorgensen Company, a consultant for
                        real estate strategy and finance (April
                        1992 to September 1995); Managing Director
                        in the Real Estate Department of Morgan
                        Stanley & Co. Incorporated (1986 to
                        February 1992).


- -----------
*    Member of Executive Committee
+    Member of Audit Committee
@    Member of Compensation Committee



BOARD OF DIRECTORS AND STANDING COMMITTEES

     The Board of Directors held four (4) meetings during 1995. All directors attended at least 75% of the total number of meetings of the Board and committees on which they served. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Company has no standing nominating committee or other standing committee performing similar functions. Members of these committees generally are elected annually at the regular meeting of the Board of Directors immediately following the Annual Meeting. The Company's Bylaws provide that the Executive Committee and the Compensation Committee will be composed of at least two (2) directors nominated by Messrs. Cotton and Eickhoff and at least two (2) directors nominated by CGW.

     The Executive Committee consists of Messrs. Cotton, Cravey (Chairman), Eickhoff, Green and Lutz. Subject to certain limitations specified by the Company's Bylaws and the Delaware General Corporation Law, the Executive Committee is authorized to exercise the powers of the Board of Directors when the Board is not in session. The Executive Committee held one (1) meeting during 1995.

     The Audit Committee consists of Messrs. Cotton and Schnitzer (Chairman) and Ms. Jorgensen. The Audit Committee held one (1) meeting during 1995. The functions of the Audit Committee include recommending to the Board of Directors which firm of independent public accountants should be engaged by the Company to perform the annual audit, consulting with the Company's independent public accountants with regard to the audit plan, reviewing the presentation of the Company's financial statements, reviewing and considering the observations of the independent public accountants concerning internal control and accounting matters during their annual audit, approving certain other types of professional services rendered by the independent public accountants and considering the possible effects of such services on the independence of such public accountants.

     The Compensation Committee consists of Messrs. Cravey, Eickhoff, Green and McDonough (Chairman). This committee held three (3) meetings during 1995. The functions of the Compensation Committee include making recommendations to the Board regarding compensation for executive officers of the Company and its subsidiaries.



                                        6



                           MANAGEMENT AND REMUNERATION

EXECUTIVE OFFICERS

     Set forth below are the names and ages of all executive officers of the Company as of March 31, 1996. All positions and offices with the Company and principal positions with the Company's subsidiaries held by each such person are also indicated. There are no family relationships between any such officers or between any such officers and any directors. Officers generally are elected annually for one (1) year terms or until their successors are elected and qualified. All executive officers are United States citizens.

                               POSITION WITH THE COMPANY AND PRINCIPAL
   NAME (AGE)                 OCCUPATION DURING THE PAST FIVE (5) YEARS

Robert H. Lutz, Jr.*    Chairman of the Board and Chief Executive Officer
       (46)             of the Company.

Robert L. Adair III*    President and Chief Operating Officer of the Company.
       (52)

Barry L. Edwards        Executive Vice President and Chief Financial Officer of
       (48)             the Company (since November 1994); Vice President and
                        Treasurer of Liberty Corporation, an insurance holding company (1979 to November 1994).

L. Keith Blackwell      Vice President (since February 1996), General Counsel
       (55)             and Secretary (since January 1994) of the Company;
                        General Counsel and Secretary of AMRESCO Holdings, Inc.
                        (December 1993); Investments and Consulting (May 1992 to
                        December 1993); Executive Vice President, General
                        Counsel and Secretary of First Gibraltar Bank, FSB, a federal savings bank (December 1988 to May 1992).

Randolph E. Brown       Senior Vice President - Portfolio Acquisitions or
       (35)             Commercial Group of the Company (since June 1995);
                        Director - Business Development and Acquisitions of the
                        Company (1993 to June 1995); Director, Department
                        Manager of NationsBank of Texas, N.A. (1991 to 1993).

Harold E. Holliday, Jr. President - Commercial Mortgage Banking of the Company
       (48) (since February 1996); Chairman of the Board and Chief Executive Officer of Holliday Fenoglio, Inc., a subsidiary of the Company (August 1994 to February
                        1996); President of Holliday, Fenoglio, Dockerty & Gibson, Inc., a mortgage banking company (for more than five (5) years prior to August 1994).

Ronald B. Kirkland      Vice President (since January 1994) and Chief Accounting
       (51)             Officer of the Company (since January 1995); Comptroller
                        of the Company (December 1993 to January 1995) and of AMRESCO Holdings, Inc. (December 1992 to December 1993);
                        Senior Vice President and Controller of the Special
                        Asset Division of NationsBank of Texas, N.A. (August
                        1988 to December 1992).

Michael N. Maberry      President of AMRESCO Capital Corporation (since April
       (52)             1994); Shareholder of the law firm of Winstead, Sechrest
                        & Minick P.C. (April 1989 to April 1994).

Scott J. Reading        President of AMRESCO Residential Credit Corporation
       (52)             (since August 1995); Managing Director of Household
                        Financial Services, Inc., a division of Household
                        International, Inc., a diversified financial services company (June 1991 to August 1995); Senior Vice
                        President - Human Resources of Household Finance
                        Corporation, a subsidiary of Household International, Inc. (for more than one (1) year prior thereto).

Douglas R. Urquhart     Senior Vice President - Asset Management, Real Estate
       (50)             Group, Business Development or Portfolio Acquisitions of
                        the Company (since January 1994); President of BEI Real
                        Estate Services, Inc. and BEI Management, Inc., subsidiaries of the Company (December 1992 to January
                        1994); President of BEI Asset Managers, Inc., a subsidiary of the Company (January 1989 to January
                        1994).

- -----------
* Messrs. Lutz and Adair are directors of the Company. For additional information concerning those individuals, see ELECTION OF DIRECTORS - Information Concerning Directors.



                                       7



EXECUTIVE COMPENSATION SUMMARY

     The following table provides certain summary information concerning compensation paid by the Company and its subsidiaries with respect to each of the last three (3) fiscal years of the Company to or on behalf of Mr. Lutz, the Company's Chief Executive Officer, and each of the four (4) other most highly compensated executive officers of the Company:


                           SUMMARY COMPENSATION TABLE
                                                         LONG TERM COMPENSATION
                                                         -----------------------
                                  ANNUAL COMPENSATION    RESTRICTED   SECURITIES
 NAME AND PRINCIPAL               -------------------       STOCK     UNDERLYING
      POSITION           YEAR      SALARY       BONUS    AWARD(S)(1)  OPTIONS(#)
      --------           ----      ------      ------    ----------   ----------
Robert H. Lutz, Jr.      1995     $650,016    $700,000     $403,849      119,105
 Chairman of the Board   1994      379,176     275,000          -0-      230,000
 and Chief Executive     1993           --          --          --            --
 Officer (2)

Robert L. Adair III      1995      387,505     450,000      238,041       68,940
 President and Chief     1994      350,000     275,000          -0-          -0-
 Operating Officer       1993      240,000     393,799          -0-      130,000

Barry L. Edwards         1995      255,642     300,000      161,471       99,245
 Executive Vice          1994       41,688      53,300          -0-          -0-
 President and Chief     1993           --          --           --           --
 Financial Officer (3)

Douglas R. Urquhart      1995      191,525     113,799       92,203       28,500
 Senior Vice President-  1994      185,000     160,000          -0-          -0-
 Asset Management        1993      165,000     167,598          -0-       70,000

Michael N. Maberry       1995      220,000      80,000      105,050       32,000
 President AMRESCO       1994      162,602     125,000          -0-      100,000
 Capital                 1993           --          --           --           --
 Corporation (4)

- -----------

(1) Amounts shown in the table represent the fair market value of the restricted stock on the date of grant. At December 31, 1995, Messrs. Lutz, Adair, Edwards, Urquhart and Maberry had 47,395, 27,640, 18,990, 10,875 and 12,400 shares of restricted stock, respectively, and, based upon the then stock price of $12.75 per share, such shares of restricted stock had a value of $604,286, $352,410, $242,123, $138,656 and $158,100, respectively.
     All such shares of restricted stock were granted during 1995 and twenty percent (20%) of such shares vest, provided such individuals are then employed by the Company, on the first, second, third, fourth and fifth anniversary of the date of grant. In the event that dividends are paid on the Common Stock, such dividends would be payable on such shares of restricted stock.

(2)  Mr. Lutz became Chief Executive Officer of the Company in May 1994.

(3) Mr. Edwards became Executive Vice President and Chief Financial Officer of the Company in November 1994.

(4)  Mr. Maberry became President of AMRESCO Capital Corporation in April 1994.



                                       8



OPTION GRANTS

     The following table sets forth certain information with respect to grants of stock options under the Company's stock option plans during the last fiscal year to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table. In addition, the hypothetical gains or "option spreads" that would exist for the respective options, based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term, are also reflected:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                              PERCENT OF                           VALUE AT ASSUMED
                                                TOTAL                                ANNUAL RATES
                                 NUMBER OF     OPTIONS                              OF STOCK PRICE
                                 SECURITIES   GRANTED TO                            APPRECIATION OR
                                 UNDERLYING   EMPLOYEES   EXERCISE                  OPTION TERM (2)
                      DATE OF     OPTIONS     IN FISCAL     PRICE    EXPIRATION    ------------------
   NAME                GRANT      GRANTED       1995      PER SHARE    DATE(1)     5%($)       10%($)
   ----                -----      -------       ----      ---------    -------     -----       ------

Robert H. Lutz, Jr.    2/27/95     59,105        7.2%     $  6.875      2/27/05   $255,552    $  647,613
                      10/25/95     60,000        7.4        11.375     10/25/05     29,220     1,087,773
Robert L. Adair III    2/27/95     33,940        4.2         6.875      2/27/05    146,246       371,880
                      10/25/95     35,000        4.3        11.375     10/25/05    250,380       634,508
Barry L. Edwards       2/27/95     24,245        3.0         6.875      2/27/05    104,828       265,652
                      10/25/95     75,000        9.2        11.375     10/25/05    536,528     1,359,660
Douglas R. Urquhart    2/27/95     13,500        1.7         6.875      2/27/05     58,370       147,920
                      10/25/95     15,000        1.8        11.375     10/25/05    107,306       271,932
Michael N. Maberry     2/27/95     16,000        2.0         6.875      2/27/05     69,179       115,312
                      10/25/95     16,000        2.0        11.375     10/25/05    114,459       290,061


- -----------

(1) The options are subject to earlier termination upon the retirement, death or disability of the holder or the termination of the holder's employment with the Company. Twenty percent (20%) of such options become exercisable on the date of grant and on the first, second, third and fourth anniversary thereof.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.



                                       9



OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows for the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table the number of shares acquired upon the exercise of options during 1995, the amount realized upon such exercise, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1995 and the values for "in-the-money" options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                        AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                       SHARES                     UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                     ACQUIRED ON                     DECEMBER 31, 1995        DECEMBER 31, 1995 (2)
                     EXERCISE OF    VALUE        ------------------------- --------------------------
       NAME            OPTIONS    REALIZED(1)    EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
      -----            ------     ----------     -----------  ------------ -----------  -------------
Robert H. Lutz, Jr.       -0-      $    -0-         138,821      210,284   $  689,698     $947,543
Robert L. Adair III    40,000       200,000         273,788       55,152    2,377,004      198,018
Barry L. Edwards          -0-           -0-          53,182      146,063      182,445      463,049
Douglas R. Urquhart       -0-           -0-         125,700       22,800    1,094,987       79,950
Michael N. Maberry        -0-           -0-         106,400       25,600      548,200       92,800


- -----------

(1) Represents the difference between the aggregate exercise price and the aggregate value, based upon the stock price of $7.50 per share on the date of exercise.

(2) Aggregate market value (based on December 31, 1995 stock price of $12.75 per share) of the shares covered by the options, less aggregate exercise price.



EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     The Board of Directors appointed Mr. Lutz as the Chief Executive Officer of the Company, effective May 31, 1994, pursuant to a three (3) year employment agreement. The agreement provides that Mr. Lutz will receive an annual salary of at least $650,000 and be eligible to participate in the Company's bonus plans in effect from time to time. If the Company terminates Mr. Lutz's employment without cause, or if he terminates his employment because of a breach by the Company, he will be entitled to continue to receive his base salary for the remainder of the term of the agreement. Mr. Lutz has the right to terminate his employment for any reason upon thirty (30) days notice to the Company. The Company may terminate Mr. Lutz's employment for cause, as defined in the agreement, with no further obligations. Mr. Lutz will be subject to certain restrictions on his ability to compete with or solicit clients from the Company for one (1) year from the date of termination of his employment by the Company for cause or if he terminates his employment for any reason other than a breach by the Company. In connection with his employment agreement, Mr. Lutz was granted an option to purchase 230,000 shares of Common Stock exercisable at $7.00 per share (the per share market price as of the date of the grant).

     The Board of Directors appointed Mr. Adair as the President and Chief Operating Officer of the Company, effective December 31, 1993, pursuant to a three (3) year employment agreement. The agreement provides that Mr. Adair will receive an annual salary of at least $350,000 and be eligible to participate in the Company's bonus plans in effect from time to time. Pursuant to his agreement, Mr. Adair was granted an option to purchase 130,000 shares of Common Stock, exercisable at $3.50 per share (the per share market price on the date of grant was $6.625). If the Company terminates Mr. Adair's employment without cause, or if he terminates his employment because of a breach by the Company, he will be entitled



                                       10



to receive severance pay equal to two (2) years base salary. Mr. Adair may terminate his employment if he and the chief executive officer of the Company have irreconcilable differences over fundamental management policies or philosophy, and upon such termination, he will be entitled to continue to receive his base salary for one (1) year. Mr. Adair may also terminate his employment in order to become the chief executive officer of an unaffiliated company. Mr. Adair is subject to certain restrictions on his ability to compete with or solicit clients from the Company for one (1) year from the date of termination of his employment if the Company terminates his employment for cause or if he terminates his employment for any reason other than because of a breach by the Company or irreconcilable differences with the Company's chief executive officer or to become the chief executive officer of an unaffiliated company. Mr. Adair also participates in a bonus plan adopted in 1993 pursuant to which he will receive twenty-five percent (25%) of the total base salary (exclusive of bonuses) paid to him between December 30, 1993 and December 30, 1996 if he is continuously employed by the Company through December 30, 1996. Mr. Urquhart also participates in this bonus plan.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board of Directors. During 1995, Bruce
W. Schnitzer (until May 1995), John J. McDonough (since May 1995), Richard L. Cravey, Gerald E. Eickhoff and William S. Green served on the Compensation Committee. No member of the Compensation Committee was employed by the Company during 1995. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's stock option and award plans which are made solely by the Compensation Committee.

     The following addresses the Company's executive officer compensation policies for 1995.

     GENERAL. The Company's compensation program is designed to enable the Company to attract, motivate and retain high quality senior management by providing a competitive total compensation opportunity based on performance. To this end, the Company provides for competitive base salaries, annual variable performance incentives payable in cash for the achievement of financial performance goals and long-term stock-based incentives which strengthen the mutuality of interests between senior management and the Company's stockholders.

     It is the Company's general intention that the compensation paid to its executive officers not exceed the current $1,000,000 maximum deductible amount set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). To this end, the Company's stock option and award and incentive compensation plans are intended to qualify as "performance based" compensation under Section 162(m) of the Code, which compensation is not subject to the $1,000,000 cap. Nevertheless, not all compensation that will be received by executive officers of the Company will qualify as "performance based" compensation. For example, base salary is never performance based. In addition, the grants of restricted stock made to certain executive officers of the Company in February and October 1995 will not constitute "performance based" compensation because such awards will be vested based on the passage of time rather than on any performance measure. As a result, it is possible that the value of salary, such restricted stock awards and other non-qualifying compensation, could cause an executive officer's compensation to exceed the $1,000,000 cap on deductibility in any particular year.

     SALARIES. Mr. Lutz's salary through May 1997 is provided for in an employment agreement that was negotiated on an arms-length basis between the Company and him prior to his employment. The Company utilized the services of a nationally-recognized executive recruiting firm to assist in the identification and engagement of Mr. Lutz. The compensation package provided for in Mr. Lutz's employment agreement reflects the advice of such recruiting firm with respect to the compensation package required to secure the services of an individual with the background and experience of Mr. Lutz, as well as the compensation paid to top executives of other public companies. Mr. Adair's salary is also set pursuant to the terms of an employment agreement. The material terms of Mr. Lutz's and Mr. Adair's employment agreements, including the base salaries of such officers, are described in Employment Agreements with Executive Officers.

     Salaries of other executive officers of the Company were determined based upon the level of responsibility, time with the Company, contribution and performance of the particular executive



                                       11



officer. Evaluation of these factors was subjective and no fixed, relative weights were assigned to the factors considered.

     BONUS COMPENSATION. Through the use of annual bonuses, the Company seeks to effectively tie executive compensation to Company performance. The Compensation Committee determined during 1995 that bonuses would be paid to Messrs. Robert H. Lutz, Jr., Robert L. Adair, III and Barry L. Edwards, based on the following three (3) factors: (i) the market price of the Common Stock reaching $8.00 per share at year end; (ii) the attainment of the Company's annual earnings goals for 1995; and (iii) the discretion of the Compensation Committee, provided that any such bonus could not exceed four percent (4%) of the Company's pre-tax net income. The Compensation Committee based the discretionary element of such bonuses on the financial performance of the Company and the level of responsibility, contribution and performance of the particular executive officer. The amounts of the bonuses actually paid to Messrs. Lutz, Adair and Edwards are reflected in the Summary Compensation Table.

     For the remainder of the Company's executive officers, annual bonuses were determined during 1995 in accordance with the Company's 1994 Incentive Program, which was adopted in May 1994. Pursuant to this program, all exempt employees, including executive officers, were eligible to participate in a bonus pool which was funded only if the Company met certain earnings targets. Each participant's individual bonus depended on the Company's evaluation of the individual's performance. All of the executive officers listed in the Summary Compensation Table received a bonus pursuant to this program with respect to services rendered during 1995.

     OPTION AND RESTRICTED STOCK GRANTS. The Company uses grants of stock options and restricted stock to its key employees and executive officers to closely align the interests of such employees and officers with the interests of its stockholders. The Company's stock option and award plans are administered by the Compensation Committee, which determines the persons eligible, the number of shares subject to each grant, the exercise price of options thereof and the other terms and conditions of the option or restricted stock.

     Options granted under the stock option and award plans generally have an exercise price equal to at least 100% of the market price of the Common Stock on the date that the option is granted, and the term of any option granted cannot exceed ten (10) years. Option grants typically vest over a one (1) to five (5) year period, subject to continued employment. Restricted stock which has been granted vests over a period of five (5) years, provided the grantee is an employee on the date of vesting. Generally only key employees (including executive officers) of the Company and its subsidiaries are eligible to receive grants of option or restricted stock under the stock option award plans. Options granted to the executive officers listed in the Summary Compensation Table are reflected in the Option Grants in Last Fiscal Year Table and restricted stock granted to such executive officers is reflected in the Summary Compensation Table.

               THE COMPENSATION COMMITTEE

               JOHN M. MCDONOUGH, CHAIRMAN
               RICHARD L. CRAVEY
               GERALD E. EICKHOFF
               WILLIAM S. GREEN


DIRECTOR COMPENSATION

     During 1995, each of the directors who was not an employee of the Company or affiliated with CGW received $10,000 for each full year of service as a director and $1,000 for each Board meeting attended. Such directors who served on a Board committee received $1,000 for each committee meeting actually attended and $500 for each committee meeting participated in by telephone.



                                       12



FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     Set forth below is a line graph comparing, for the five-year period ending December 31, 1995, the yearly percentage change in the cumulative total stockholder return on the Common Stock with that of (i) all U.S. companies quoted on NASDAQ, (ii) financial companies quoted on NASDAQ and (iii) the Standard and Poors Financial Miscellaneous. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

             AMONG AMRESCO, INC., THE NASDAQ STOCK MARKET-US INDEX
      THE S&P FINANCIAL MISCELLANEOUS INDEX AND THE NASDAQ FINANCIAL INDEX

                                    [GRAPH]

                                 12/90   12/91   12/92   12/93   12/94   12/95

AMRESCO, INC.                    $100     128     168     313     299     575
NASDAQ STOCK MARKET-US INDEX      100     161     187     215     210     296
S&P FINANCIAL MISCELLANEOUS       100     159     187     223     215     345
NASDAQ FINANCIAL                  100     155     221     257     258     376


* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The Company loaned approximately $259,000 to Mr. Eickhoff on October 31, 1990 in connection with the termination of the BEI Wealth-Op Plan, a deferred compensation arrangement formerly maintained by the Company for the benefit of Mr. Eickhoff and another officer. In connection with the termination of such arrangement, the life insurance policies maintained by the Company in order to fund its obligations under such plan were surrendered, and the cash value thereof was paid to the Company. Such cash amounts were then loaned by the Company to Mr. Eickhoff for a five (5) year term at an interest rate of 8.5% per annum. During 1991, an additional $25,000 was loaned to Mr. Eickhoff on the same terms.

     The Company assists Mr. Eickhoff in obtaining and maintaining a split dollar life insurance policy. This policy provides aggregate death benefits of approximately $10,000,000 to Mr. Eickhoff's beneficiaries.



                                       13



In addition, the policy provides death benefits payable to the Company of approximately $639,000 in the event of Mr. Eickhoff's death during 1996. The Company has agreed to pay the entire premium for Mr. Eickhoff's policy through the premium due for December 2007, regardless of his employment status with the Company. The premiums during 1995 for Mr. Eickhoff's policy were $162,000. A portion of each such premium payment is treated as compensation to Mr. Eickhoff and the remainder is treated as a loan. The cash surrender value of the policy (as of December 31, 1995, approximately $464,000) has been assigned to the Company to secure the repayment of such loan. The outstanding principal balance of the loan as of March 31, 1996 (after deduction of the cash surrender value) was approximately $175,000. In addition, any payment of the death benefits described above would be applied to the repayment of such loan.

     Pursuant to the terms of certain agreements for consulting services between the Company and CGW, CGW has been engaged to render certain advisory and consulting services to the Company in connection with corporate finance matters through December 31, 1996. The agreements provide for base payments of $30,000 per month to CGW, with additional payments of up to $30,000 per month being allowed in the discretion of the Compensation Committee. Such discretionary payments totaled $360,000 for 1995. Messrs. Cravey and Green are each Managing Directors of the corporate general partner of CGW.

     On April 17, 1995, an option, which had been granted to Mr. Schnitzer in 1990, to purchase 110,000 shares of Common Stock at an exercise price of $2.75 per share was extended for a five (5) year term.

     Mr. Adair, a Director and the President and Chief Operating Officer of the Company, and Mr. Urquhart, Senior Vice President - Asset Management of the Company, invested their personal funds along with the Company in purchases of two (2) distressed asset portfolios in late 1992 and 1993. Messrs. Adair and Urquhart invested a total of $135,000 and $65,000, respectively, and the Company invested approximately $925,000 in such portfolios. Messrs. Adair and Urquhart received $50,515 and $26,244, respectively, in cash distributions from such portfolios in 1995.

     The Company assists Mr. Cotton in obtaining and maintaining a split dollar life insurance policy. This policy provides aggregate death benefits of approximately $10,000,000 to Mr. Cotton's beneficiaries. In addition, the policy provides death benefits payable to the Company of approximately $1,209,000 in the event of Mr. Cotton's death during 1996. The Company has agreed to pay the entire premium for Mr. Cotton's policy through the premium due for October 2006, regardless of his employment status with the Company. The premiums during 1995 for Mr. Cotton's policy were $253,000. A portion of each such premium payment is treated as compensation to Mr. Cotton and the remainder is treated as a loan. The cash surrender value of the policy (as of December 31, 1995, approximately $1,061,000) has been assigned to the Company to secure the repayment of such loan. The outstanding principal balance of the loan as of December 31, 1995 (after deduction of the cash surrender value) was approximately $148,000. In addition, any payment of the death benefits described above would be applied to the repayment of such loan.


                              INDEPENDENT AUDITORS

     The firm of Deloitte & Touche LLP, certified public accountants, was the Company's independent auditors for the year 1995. The Board of Directors has not yet appointed independent auditors for the year 1996; however, it is contemplated that Deloitte & Touche LLP will be appointed by the Board of Directors to be the Company's independent auditors for the year 1996.

     Deloitte & Touche LLP has served as the Company's independent auditors since March 15, 1994. Ernst & Young served as principal accountants for the Company prior to December 31, 1993, the date on which AMRESCO Holdings, Inc. was merged (the "Merger") with and into a subsidiary of BEI Holdings, Ltd. In May 1994, BEI Holdings, Ltd. changed its name to AMRESCO, INC.

     The Merger was accounted for as a "reverse acquisition" whereby AMRESCO Holdings, Inc. was deemed to have acquired the Company for financial reporting purposes. However, the Company remains the continuing legal entity and registrant for Securities and Exchange Commission filing purposes.

     The report of Ernst & Young on the financial statements of the Company for 1991 and 1992 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the period commencing on January 1, 1992 and ending on March 15, 1994, there were no disagreements with Ernst & Young on any matter of accounting principles



                                       14



or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its report.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.



                   DATE FOR RECEIPT OF STOCKHOLDER'S PROPOSAL

     Any proposal which a stockholder may wish to have included in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held in 1997, in accordance with Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, must be received by the Company by December 24, 1996.



                                 OTHER BUSINESS

     Management does not presently know of any matters which may be presented for action at the Annual Meeting other than those set forth herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxies solicited by management to exercise their discretionary authority to vote the shares represented by all effective proxies on such matters in accordance with their best judgment.

     If you do not expect to be personally present at the Annual Meeting, please fill in, date and sign the enclosed proxy card and return it promptly in the enclosed return envelope which requires no additional postage if mailed in the United States.

                                        By Order of the Board of Directors



                                        L. Keith Blackwell
                                        Vice President, General Counsel and
                                        Secretary



April 22, 1996



                                       15



- --------------------------------------------------------------------------------

                                  COMMON STOCK
                                  AMRESCO, INC
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                     THE 1996 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Richard L. Cravey and John J. McDonough or either of them with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of AMRESCO, INC. to be held on May 29, 1996 and any adjournment thereof.



                                                   Please mark your
                                                   votes as indicated   [X]
                                                   in this example


BOARD OF DIRECTORS FAVORS A VOTE                 WITHHELD
"FOR" FOR THE FOLLOWING PROPOSALS        FOR     FOR ALL
AND NOMINEES FOR DIRECTOR.               [ ]       [ ]

Item 1 - Election of Directors
         Nominees:
         RICHARD L. CRAVEY
         GERALD E. EICKHOFF
         ROBERT H. LUTZ, JR.

WITHHELD FOR: (Write that nominee's name on the space provided below.)

- -----------------------------------------------

Item 2 - In accordance with their          FOR   AGAINST   ABSTAIN
         best judgment with respect        [ ]     [ ]       [ ]
         to any other matters that
         may properly come before
         the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION OF THE PERSONS DESCRIBED IN THE PROXY STATEMENT AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.



SIGNATURE(S) ___________________________________________  DATE _________________

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                            * FOLD AND DETACH HERE *